Exhibit 10.5

Employment Contract

Shenzhen Ritar Power Co. Ltd ( hereinafter “Party A”) agrees to employ Mr. Jiada Hu (hereinafter “Party B”) as the Chief Executive Officer (CEO). The two parties, pursuant to the principles of freedom of contract, equity, mutual benefits and trustworthiness, agree to sign this contract on August 1st, 2006.

I.  Period

The period of the employment contract will be three years, from the 1st of August 2006 to the 31st of July 2009.

II.  The Duty of Party B

Based on negotiations between Party A and Party B, Party B shall serve as Party A’s Chief Executive Officer. During the period, Party A has the right to arrange and adjust Party B’s position in accordance with his capacity and relevant circumstances. Party B shall comply with instructions from Party A’s management and finish the task assigned by Party A in the given time.

III.  Working hours

1. The working hours of Party B shall not exceed eight hours each day.

2. Any treatment of overtime work shall be in compliance with the Provision 41 of the Labor Law.

IV.  Salary

Party B's monthly salary will be RMB30,000 yuan (pretax income) in accordance with the company rule.

Party B shall receive the bonus in accordance with the company’s bonus system

Party A shall pay Party B’s salary regularly based on actual working days. Party B’s salary will be deducted for each absent day including leave for illness or personal affairs.

V. Working Conditions

Party A shall provide necessary protective measures in conformity with relevant state regulations and rules pertaining to the specific working environment.

VI. Benefits

Pursuant to applicable laws, Party A shall purchase social security insurance for Party B.

In the event that Party B endures illness or work-related injury, Party A shall grant Party B leave of absence pursuant to relevant state regulations. During the above mentioned period, Party B shall be entitled to salary payment pursuant to the terms of applicable laws. If Party A fails to purchase health insurance under the terms of this contract before the illness or injury occurs, Party A shall be responsible for medical expenses incurred by the above mentioned illness or injury.

In the event of Party B’s injury, illness or loss of life due to his employment, Party A shall provide benefits pursuant to the applicable laws.

Party A shall provide Party B with applicable holiday benefits, vacation benefits, personal time benefits, and maternity leave. The above mentioned periods shall be paid by Party A.

VII. Disclosures and Compliance of Applicable Regulations

Party A shall disclose to Party B all the internal regulations and rules enacted pursuant to applicable laws. Party B shall comply with the internal regulations and is subject to evaluations regarding his compliance.

VIII. Termination of the Contract

Either of the both parties shall give written notice to the other party 30 days before it terminates the contract.

IX. Breach of the Contract

1. If Party A terminates the contract without any justified cause and this behavior infringes Party B’s interests, Party A shall pay a breach penalty to Party B.

2. If Party B should pay breach penalty to Party A for terminating the contract without justified cause, breach of the work regulations or breaking the operating rules. If the aforesaid behaviors infringe Party A’s interests, Party B shall pay the damages.

X. Party A and Party B entered into this Agreement under the principle of freedom of contract, equity, mutual benefits and trustworthiness. This contract takes effect on the date signed by both parties and will automatically expire when the contract ends.

XI. This contract shall be prepared in duplicate, and each Party holds one copy. Both copies have the same legal effect.

Party A: Shenzhen Ritar Power Co. Ltd
(Corporate Seal)
Date: 08/01/2006

Party B:	/s/ Jiada Hu
Jiada Hu Date: 08/01/2006